CAMPBELL REPORTS SECOND-QUARTER FISCAL 2024 RESULTS
Expects to complete Sovos Brands, Inc. acquisition in March 2024

•Net Sales were $2.5 billion, decreasing 1% on both a reported and organic basis. On a two-year-compound annual growth rate (CAGR), net sales increased 5% and organic net sales increased 6% due to favorable net price realization and continued brand strength.
•Earnings Before Interest and Taxes (EBIT) were $317 million; Adjusted EBIT was $364 million, an increase of 1%.
•Earnings Per Share (EPS) were $0.68; Adjusted EPS were $0.80, comparable to the prior year.
•Reaffirms full-year fiscal 2024 guidance.
•Subject to the satisfaction or waiver of customary closing conditions, Campbell expects to complete the acquisition of Sovos Brands, Inc. (Sovos Brands) the week of March 11, 2024.

CAMDEN, N.J., Mar. 6, 2024—Campbell Soup Company (NYSE:CPB) today reported results for its second-quarter fiscal 2024 ended January 28, 2024.

CEO Comments
“We once again delivered on our commitments, with a sequential improvement in volume trends and year-over-year operating margin expansion in both our Meals & Beverages and Snacks divisions,” said Campbell's President and CEO, Mark Clouse. “We are excited about the anticipated completion of the acquisition of Sovos Brands which will bring incremental growth to our Meals & Beverages division and continue the transformation of our highly advantaged portfolio."

	Three Months Ended			Six Months Ended
($ in millions, except per share)	January 28, 2024	January 29, 2023	% Change	January 28, 2024	January 29, 2023	% Change
Net Sales
As Reported (GAAP)	$2,456	$2,485	(1)%	$4,974	$5,060	(2)%
Organic			(1)%			(1)%
Earnings Before Interest and Taxes (EBIT)
As Reported (GAAP)	$317	$350	(9)%	$675	$786	(14)%
Adjusted	$364	$362	1%	$771	$812	(5)%
Diluted Earnings Per Share
As Reported (GAAP)	$0.68	$0.77	(12)%	$1.46	$1.76	(17)%
Adjusted	$0.80	$0.80	—%	$1.71	$1.82	(6)%

Note: A detailed reconciliation of the reported (GAAP) financial information to the adjusted financial information is included at the end of this news release.

Items Impacting Comparability
The table below presents a summary of items impacting comparability in each period. A detailed reconciliation of the reported (GAAP) financial information to the adjusted information is included at the end of this news release.

	Diluted Earnings Per Share
	Three Months Ended		Six Months Ended
	January 28, 2024	January 29, 2023	January 28, 2024	January 29, 2023
As Reported (GAAP)	$0.68	$0.77	$1.46	$1.76

Restructuring charges, implementation costs and other related costs associated with cost savings initiatives	$0.09	$0.03	$0.12	$0.04

Commodity mark-to-market adjustments	$(0.02)	$0.01	$0.02	$—

Accelerated amortization	$0.02	$—	$0.03	$—

Costs associated with pending acquisition	$0.03	$—	$0.06	$—

Plum litigation expenses	$—	$—	$0.01	$—

Cybersecurity incident costs	$—	$—	$0.01	$—

Pension actuarial losses (gains)	$—	$(0.01)	$—	$0.02

Adjusted	$0.80	$0.80	$1.71	$1.82

Second-Quarter Results
Net sales in the quarter decreased 1%. Organic net sales decreased 1% to $2.5 billion, following a 13% increase in the prior year that reflected double-digit inflation-driven net price realization. Although down 2% compared to the prior year, volume / mix improved versus the first quarter as expected and was partially offset by net price realization of 1%. On a two-year CAGR basis, reported and organic net sales grew approximately 5% and 6%, respectively.

Gross profit increased to $776 million from $759 million. Gross profit margin was 31.6% compared to 30.5%. Excluding items impacting comparability, adjusted gross profit was $772 million compared to $763 million in the prior year. Adjusted gross profit margin increased 70 basis points to 31.4% driven by supply chain productivity improvements, net price realization, the benefit from cost savings initiatives and favorable volume / mix which combined more than offset higher cost inflation and other supply chain costs.

Marketing and selling expenses were comparable to the prior year at $217 million and represented approximately 9% of net sales. Higher selling expenses were offset by 6% lower advertising and consumer promotion expense, driven by Meals & Beverages.

Administrative expenses increased 17% to $189 million. Excluding items impacting comparability, adjusted administrative expenses increased 1% to $159 million primarily due to higher general and administrative costs and inflation, mostly offset by benefits from cost savings initiatives.

Other expenses were $26 million compared to $0 million in the prior year. Excluding items impacting comparability, adjusted other expenses were $9 million compared to $6 million in the prior year primarily due to lower benefits from pension and postretirement income.

As reported EBIT decreased to $317 million from $350 million. Excluding items impacting comparability, adjusted EBIT increased 1% to $364 million primarily due to higher adjusted gross profit, partially offset by higher adjusted other expenses, higher adjusted research and development expenses and higher adjusted administrative expenses.

Net interest expense was $46 million compared to $45 million. The effective tax rate was 25.1% compared to 23.9%. Excluding items impacting comparability, the adjusted effective tax rate increased 50 basis points to 24.5%.

As reported EPS were $0.68 per share compared to $0.77 per share. Excluding items impacting comparability, adjusted EPS of $0.80 per share were comparable to prior year reflecting a slight increase in EBIT, and a reduction in the weighted average diluted shares outstanding partially offset by a higher adjusted effective tax rate.

First-Half Results
Net sales decreased 2% and organic net sales decreased 1% to $5.0 billion with unfavorable volume / mix partially offset by the benefit of net price realization. On a two-year CAGR basis, reported and organic net sales each grew approximately 6%.

As reported EBIT decreased 14% to $675 million. Excluding items impacting comparability, adjusted EBIT decreased 5% to $771 million primarily due to higher adjusted marketing and selling expenses, lower adjusted gross profit and higher adjusted other expenses.

Net interest expense was $94 million compared to $91 million. The effective tax rate was 24.8% compared to 23.9%. Excluding items impacting comparability, the adjusted effective tax rate increased to 24.4% compared to 23.9% in the prior year.

As reported EPS increased to $1.46 per share compared to $1.76 per share. Excluding items impacting comparability, adjusted EPS decreased $0.11, or 6%, to $1.71 per share primarily reflecting the decrease in adjusted EBIT, higher net interest expense and a higher adjusted effective tax rate, partially offset by a reduction in the weighted average diluted shares outstanding.

Cash flow from operations was $684 million compared to $732 million primarily due to lower cash earnings. Capital expenditures were $263 million compared to $155 million in the prior year. In line with Campbell’s commitment to return value to its shareholders, the company paid $224 million of cash dividends and repurchased common stock of approximately $29 million. At the end of the second quarter, the company had approximately $301 million remaining under the current $500 million strategic share repurchase program and approximately $75 million remaining under its $250 million anti-dilutive share repurchase program.

Cost Savings Program from Continuing Operations
Through the second quarter, Campbell has achieved $915 million of total savings under its multi-year cost savings program, inclusive of Snyder’s-Lance synergies. The company remains on track to deliver savings of $1 billion by the end of fiscal 2025.

Full-Year Fiscal 2024 Guidance:
Given the sequential volume and margin improvement for its key brands and categories, the company is reaffirming its full-year fiscal 2024 guidance provided on August 31, 2023. Full year top-line growth rate is currently tracking to the lower end of the net sales guidance range, with possible upside should the pace of consumer recovery accelerate in the second half of the year. The company continues to expect sequential earnings and margin progress in the balance of the fiscal year reflecting a moderating inflationary environment and on-going productivity improvements.

Other additional guidance assumptions can be found in the accompanying investor presentation available at investor.campbellsoupcompany.com/events-and-presentations.

The pending acquisition of Sovos Brands is currently expected to close the week of March 11, 2024 and is not included in Campbell's current fiscal 2024 outlook. After the transaction closes, the company expects to update guidance for the combined business with third-quarter earnings.

The full-year fiscal 2024 guidance is set forth in the table below:

	FY2023 Results	FY2024 Guidance
($ in millions, except per share)
Net Sales	$9,357	(0.5)% to +1.5%
Organic Net Sales[1]	$9,306*	0% to +2%

Adjusted EBIT[2]	$1,367*	+3% to +5%

Adjusted EPS[2]	$3.00*	+3% to +5%
$3.09 to $3.15
* Adjusted - refer to the detailed reconciliation of the reported (GAAP) financial information to the adjusted financial information at the end of this news release.
1 Growth rate adjusted for the Emerald nuts business, which was divested on May 30, 2023.
2 Adjusted EBIT in fiscal 2023 included approximately $14 million and adjusted EPS included approximately $0.04 of litigation expenses related to the Plum baby food and snacks business (Plum), which was divested on May 3, 2021. We are excluding these expenses from our fiscal 2024 adjusted EBIT and adjusted EPS and thereafter as we do not believe that these expenses reflect our underlying operating performance.
Note: A non-GAAP reconciliation is not provided for fiscal 2024 guidance as the company is unable to reasonably estimate the full-year financial impact of items such as actuarial gains or losses on pension and postretirement plans because these impacts are dependent on future changes in market conditions. The inability to predict the amount and timing of these future items makes a detailed reconciliation of these forward-looking financial measures impracticable.

Segment Operating Review
An analysis of net sales and operating earnings by reportable segment follows:

	Three Months Ended January 28, 2024
	($ in millions)
	Meals & Beverages	Snacks	Total*
Net Sales, as Reported	$1,382	$1,074	$2,456

Volume/Mix	(2)%	(2)%	(2)%
Net Price Realization	—%	3%	1%
Organic Net Sales	(2)%	1%	(1)%
Currency	—%	—%	—%
Divestiture[1]	—%	(1)%	(1)%
% Change vs. Prior Year	(2)%	—%	(1)%

Segment Operating Earnings	$247	$161
% Change vs. Prior Year	(1)%	7%

*Numbers do not add due to rounding.
1 Reflects the loss of net sales associated with the divestiture of the Emerald nuts business, which was completed on May 30, 2023.
Note: A detailed reconciliation of the reported (GAAP) net sales to organic net sales is included at the end of this news release.

	Six Months Ended January 28, 2024
	($ in millions)
	Meals & Beverages	Snacks	Total
Net Sales, as Reported	$2,786	$2,188	$4,974

Volume/Mix	(4)%	(3)%	(3)%
Net Price Realization	1%	4%	2%
Organic Net Sales	(3)%	1%	(1)%
Currency	—%	—%	—%
Divestiture[1]	—%	(1)%	(1)%
% Change vs. Prior Year	(3)%	—%	(2)%

Segment Operating Earnings	$534	$322
% Change vs. Prior Year	(8)%	6%

1 Reflects the loss of net sales associated with the divestiture of the Emerald nuts business, which was completed on May 30, 2023.
Note: A detailed reconciliation of the reported (GAAP) net sales to organic net sales is included at the end of this news release.

Meals & Beverages
Net sales in the quarter, both reported and organic, decreased 2% as declines in U.S. retail products, primarily declines in U.S. soup, beverages and Pace Mexican sauces, were partially offset by gains in Canada and foodservice. Net sales were impacted by unfavorable volume / mix with neutral net price realization. Following a 7% increase in the prior year, sales of U.S. soup decreased 3% primarily due to decreases in ready-to-serve soups and condensed soups, partially offset by an increase in broth. On a two-year CAGR basis, Meals & Beverages reported and organic net sales each grew approximately 4%.

Operating earnings in the quarter decreased 1% primarily due to lower gross profit, partially offset by lower marketing and selling expenses. Gross profit margin decreased due to higher cost inflation and other supply chain costs, partially offset by supply chain productivity improvements, the benefit from cost savings initiatives, favorable net price realization and favorable volume / mix.

Snacks
Net sales in the quarter were flat. Excluding the impact from the divestiture of the Emerald nuts business, organic net sales increased 1% driven by sales of its 8 power brands, which were up 4%, partially offset by declines in third-party partner brands. Sales growth was driven by increases in cookies and crackers, primarily Goldfish crackers and Lance sandwich crackers, and in salty snacks. Within salty snacks, increases primarily in Kettle Brand and Cape Cod potato chips more than offset declines in Pop Secret popcorn and Late July snacks. Sales benefited from net price realization of 3%, partially offset by unfavorable volume / mix of 2%. On a two-year CAGR basis, Snacks net sales, both reported and organic, grew approximately 7% and 8%, respectively.

Operating earnings in the quarter increased 7% primarily due to higher gross profit, partially offset by planned higher marketing and selling expenses. Gross profit margin increased due to favorable net price realization, supply chain productivity improvements, the benefit from cost savings initiatives and favorable volume / mix more than offsetting higher cost inflation and other supply chain costs.

Corporate
Corporate expenses were $89 million in the second quarter of fiscal 2024 compared to $40 million in the prior year.

Corporate expense in the current quarter included the following:
•$34 million of costs related to cost savings initiatives;
•$10 million of costs associated with the pending acquisition of Sovos Brands;
•$7 million of accelerated amortization;
•$1 million of Plum litigation expenses; and
•$7 million of unrealized mark-to-market gains on outstanding undesignated commodity hedges.

Corporate expense in the second quarter of fiscal 2023 included:
•$5 million of costs related to cost savings initiatives;
•$4 million of unrealized mark-to-market losses on outstanding undesignated commodity hedges; and
•$6 million of pension actuarial gains.
After factoring in these items, the remaining increase in Corporate expense was primarily changes in pension and postretirement benefit income.

Conference Call and Webcast
Campbell will host a conference call to discuss these results today at 8:00 a.m. Eastern Time. Participants calling from the U.S. may dial in using the toll-free phone number (888) 596-4144. Participants calling from outside the U.S. may dial in using phone number +1 (647) 495-7514. The conference access code is 2518868. In addition to dial-in, access to a live listen-only audio webcast and accompanying slide presentation, as well as a replay of the webcast, will be available at investor.campbellsoupcompany.com/events-and-presentations.

Reportable Segments
Campbell Soup Company earnings results are reported as follows:

Meals & Beverages, which consists of our soup, simple meals and beverage products in retail and foodservice in U.S. and Canada. The segment includes the following products: Campbell’s condensed and ready-to-serve soups; Swanson broth and stocks; Pacific Foods broth, soups and non-dairy beverages; Prego pasta sauces; Pace Mexican sauces; Campbell’s gravies, pasta, beans and dinner sauces; Swanson canned poultry; V8 juices and beverages; and Campbell’s tomato juice. The segment also includes snacking products in foodservice and Canada.

Snacks, which consists of Pepperidge Farm cookies*, crackers, fresh bakery and frozen products, including Goldfish crackers*, Snyder’s of Hanover pretzels*, Lance sandwich crackers*, Cape Cod potato chips*, Kettle Brand potato chips*, Late July snacks*, Snack Factory pretzel crisps*, Pop Secret popcorn, and other snacking products in retail in the U.S. We refer to the * brands as our "power brands." The segment also includes the retail business in Latin America. The segment included the results of our Emerald nuts business, which was sold on May 30, 2023.

About Campbell
For more than 150 years, Campbell (NYSE:CPB) has been connecting people through food they love. Generations of consumers have trusted us to provide delicious and affordable food and beverages. Headquartered in Camden, N.J. since 1869, the company generated fiscal 2023 net sales of $9.4 billion. Our portfolio includes iconic brands such as Campbell’s, Cape Cod, Goldfish, Kettle Brand, Lance, Late July, Milano, Pace, Pacific Foods, Pepperidge Farm, Prego, Snyder’s of Hanover, Swanson and V8. Campbell has a heritage of giving back and acting as a good steward of the environment. The company is a member of the Standard & Poor's 500 as well as the FTSE4Good and Bloomberg Gender-Equality Indices. For more information, visit www.campbellsoupcompany.com.

INVESTOR CONTACT:	MEDIA CONTACT:
Rebecca Gardy	James Regan
(856) 342-6081	(856) 219-6409
Rebecca_Gardy@campbells.com	James_Regan@campbells.com

Forward-Looking Statements

This release contains “forward-looking statements” that reflect the company’s current expectations about the impact of its future plans and performance on the company’s business or financial results. These forward-looking statements, including any statements made regarding sales, EBIT and EPS guidance, rely on a number of assumptions and estimates that could be inaccurate, and which are subject to risks and uncertainties. The factors that could cause the company’s actual results to vary materially from those anticipated or expressed in any forward-looking statement include: the conditions to the completion of the Sovos Brands, Inc. (“Sovos Brands”) transaction may not be satisfied or that the closing of the proposed transaction might not otherwise occur; long-term financing for the Sovos Brands transaction may not be obtained on favorable terms, or at all; the risk that the cost savings and any other synergies from the Sovos Brands transaction may not be fully realized or may take longer or cost more to be realized than expected, including that the Sovos Brands transaction may not be accretive within the expected timeframe or the extent anticipated; completing the Sovos Brands transaction may distract our management from other important matters; the risks related to the availability of, and cost inflation in, supply chain inputs, including labor, raw materials, commodities, packaging and transportation; the company’s ability to execute on and realize the expected benefits from its strategy, including growing sales in snacks and growing/maintaining its market share position in soup; the impact of strong competitive responses to the company’s efforts to leverage its brand power with product innovation, promotional programs and new advertising; the risks associated with trade and consumer acceptance of product improvements, shelving initiatives, new products and pricing and promotional strategies; the ability to realize projected cost savings and benefits from cost savings initiatives and the integration of recent acquisitions; disruptions in or inefficiencies to the company’s supply chain and/or operations, including reliance on key supplier relationships; the risks related to the effectiveness of the company's hedging activities and the company's ability to respond to volatility in commodity prices; the company’s ability to manage changes to its organizational structure and/or business processes, including selling, distribution, manufacturing and information management systems or processes; changes in consumer demand for the company’s products and favorable perception of the company’s brands; changing inventory management practices by certain of the company’s key customers; a changing customer landscape, with value and e-commerce retailers expanding their market presence, while certain of the company’s key customers maintain significance to the company’s business; product quality and safety issues, including recalls and product liabilities; the possible disruption to the independent contractor distribution models used by certain of the company’s businesses, including as a result of litigation or regulatory actions affecting their independent contractor classification; the uncertainties of litigation and regulatory actions against the company; the costs, disruption and diversion of management’s attention associated with activist investors; a disruption, failure or security breach of the company’s or the company's vendors' information technology systems, including ransomware attacks; impairment to goodwill or other intangible assets; the company’s ability to protect its intellectual property rights; increased liabilities and costs related to the company’s defined benefit pension plans; the company’s ability to attract and retain key talent; goals and initiatives related to, and the impacts of, climate change, including weather-related events; negative changes and volatility in financial and credit markets, deteriorating economic conditions and other external factors, including changes in laws and regulations; unforeseen business disruptions or other impacts due to political instability, civil disobedience, terrorism, armed hostilities (including the ongoing conflict between Russia and Ukraine and in Israel and Gaza), extreme weather conditions, natural disasters, pandemics or other outbreaks of disease or other calamities; and other factors described in the company’s most recent Form 10-K and subsequent Securities and Exchange Commission filings. The company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

CAMPBELL SOUP COMPANY
CONSOLIDATED STATEMENTS OF EARNINGS (unaudited)
(millions, except per share amounts)

	Three Months Ended
	January 28, 2024	January 29, 2023
Net sales	$2,456	$2,485
Costs and expenses
Cost of products sold	1,680	1,726
Marketing and selling expenses	217	217
Administrative expenses	189	162
Research and development expenses	25	21
Other expenses / (income)	26	—
Restructuring charges	2	9
Total costs and expenses	2,139	2,135
Earnings before interest and taxes	317	350
Interest, net	46	45
Earnings before taxes	271	305
Taxes on earnings	68	73
Net earnings	203	232
Net loss attributable to noncontrolling interests	—	—
Net earnings attributable to Campbell Soup Company	$203	$232
Per share - basic
Net earnings attributable to Campbell Soup Company	$.68	$.78
Weighted average shares outstanding - basic	298	299
Per share - assuming dilution
Net earnings attributable to Campbell Soup Company	$.68	$.77
Weighted average shares outstanding - assuming dilution	299	301

CAMPBELL SOUP COMPANY
CONSOLIDATED STATEMENTS OF EARNINGS (unaudited)
(millions, except per share amounts)

	Six Months Ended
	January 28, 2024	January 29, 2023
Net sales	$4,974	$5,060
Costs and expenses
Cost of products sold	3,410	3,467
Marketing and selling expenses	439	418
Administrative expenses	347	320
Research and development expenses	49	42
Other expenses / (income)	50	18
Restructuring charges	4	9
Total costs and expenses	4,299	4,274
Earnings before interest and taxes	675	786
Interest, net	94	91
Earnings before taxes	581	695
Taxes on earnings	144	166
Net earnings	437	529
Net loss attributable to noncontrolling interests	—	—
Net earnings attributable to Campbell Soup Company	$437	$529
Per share - basic
Net earnings attributable to Campbell Soup Company	$1.47	$1.77
Weighted average shares outstanding - basic	298	299
Per share - assuming dilution
Net earnings attributable to Campbell Soup Company	$1.46	$1.76
Weighted average shares outstanding - assuming dilution	299	301

CAMPBELL SOUP COMPANY
CONSOLIDATED SUPPLEMENTAL SCHEDULE OF SALES AND EARNINGS (unaudited)
(millions, except per share amounts)

	Three Months Ended
	January 28, 2024	January 29, 2023	Percent Change
Sales
Contributions:
Meals & Beverages	$1,382	$1,408	(2)%
Snacks	1,074	1,077	—%
Total sales	$2,456	$2,485	(1)%
Earnings
Contributions:
Meals & Beverages	$247	$249	(1)%
Snacks	161	150	7%
Total operating earnings	408	399	2%
Corporate income (expense)	(89)	(40)
Restructuring charges	(2)	(9)
Earnings before interest and taxes	317	350	(9)%
Interest, net	46	45
Taxes on earnings	68	73
Net earnings	203	232	(13)%
Net loss attributable to noncontrolling interests	—	—
Net earnings attributable to Campbell Soup Company	$203	$232	(13)%
Per share - assuming dilution
Net earnings attributable to Campbell Soup Company	$.68	$.77	(12)%

CAMPBELL SOUP COMPANY
CONSOLIDATED SUPPLEMENTAL SCHEDULE OF SALES AND EARNINGS (unaudited)
(millions, except per share amounts)

	Six Months Ended
	January 28, 2024	January 29, 2023	Percent Change
Sales
Contributions:
Meals & Beverages	$2,786	$2,863	(3)%
Snacks	2,188	2,197	—%
Total sales	$4,974	$5,060	(2)%
Earnings
Contributions:
Meals & Beverages	$534	$580	(8)%
Snacks	322	303	6%
Total operating earnings	856	883	(3)%
Corporate income (expense)	(177)	(88)
Restructuring charges	(4)	(9)
Earnings before interest and taxes	675	786	(14)%
Interest, net	94	91
Taxes on earnings	144	166
Net earnings	437	529	(17)%
Net loss attributable to noncontrolling interests	—	—
Net earnings attributable to Campbell Soup Company	$437	$529	(17)%
Per share - assuming dilution
Net earnings attributable to Campbell Soup Company	$1.46	$1.76	(17)%

CAMPBELL SOUP COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(millions)

	January 28, 2024	January 29, 2023
Current assets	$2,070	$2,087
Plant assets, net	2,470	2,318
Intangible assets, net	7,071	7,152
Other assets	495	410
Total assets	$12,106	$11,967
Current liabilities	$2,056	$2,699
Long-term debt	4,506	3,992
Other liabilities	1,693	1,675
Total equity	3,851	3,601
Total liabilities and equity	$12,106	$11,967
Total debt	$4,520	$4,570
Total cash and cash equivalents	$169	$158

CAMPBELL SOUP COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(millions)

	Six Months Ended
	January 28, 2024	January 29, 2023
Cash flows from operating activities:
Net earnings	$437	$529
Adjustments to reconcile net earnings to operating cash flow
Restructuring charges	4	9
Stock-based compensation	36	31
Pension and postretirement benefit expense	3	3
Depreciation and amortization	192	176
Deferred income taxes	6	2
Other	76	51
Changes in working capital
Accounts receivable	(116)	(63)
Inventories	102	(6)
Other current assets	(22)	(12)
Accounts payable and accrued liabilities	(17)	38
Other	(17)	(26)
Net cash provided by operating activities	684	732
Cash flows from investing activities:
Purchases of plant assets	(263)	(155)
Purchases of route businesses	(6)	(3)
Sales of route businesses	13	—
Net cash used in investing activities	(256)	(158)
Cash flows from financing activities:
Short-term borrowings, including commercial paper	1,416	1,389
Short-term repayments, including commercial paper	(1,596)	(1,626)
Dividends paid	(224)	(226)
Treasury stock purchases	(29)	(66)
Treasury stock issuances	—	22
Payments related to tax withholding for stock-based compensation	(14)	(18)
Other	(1)	—
Net cash used in financing activities	(448)	(525)
Effect of exchange rate changes on cash	—	—
Net change in cash and cash equivalents	(20)	49
Cash and cash equivalents — beginning of period	189	109
Cash and cash equivalents — end of period	$169	$158

Reconciliation of GAAP to Non-GAAP Financial Measures
Second Quarter Ended January 28, 2024
Campbell Soup Company (the "company") uses certain non-GAAP financial measures as defined by the Securities and Exchange Commission in certain communications. These non-GAAP financial measures are measures of performance not defined by accounting principles generally accepted in the United States and should be considered in addition to, not in lieu of, GAAP reported measures. Management believes that also presenting certain non-GAAP financial measures provides additional information to facilitate comparison of the company's historical operating results and trends in its underlying operating results, and provides transparency on how the company evaluates its business. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the company's performance. Management considers quantitative and qualitative factors in assessing whether to adjust for the impact of items that may be significant or that could affect an understanding of the company’s performance and trends in its underlying operating results. The adjustments on earnings may include but are not limited to items such as: unusual or non-recurring gains or charges; restructuring charges and related costs; actuarial gains or losses on pension and postretirement plans; unrealized mark-to-market gains and losses on outstanding undesignated commodity hedges; gains or losses on the extinguishment of debt; gains or losses on divestitures; costs associated with acquisitions; impairment charges or accelerated amortization; certain litigation expenses; and costs related to a cybersecurity incident. Depending upon facts or circumstances, management may change these adjustments. When these adjustments change, the company will provide updated definitions of its non-GAAP financial measures. When items no longer impact the company’s current or future presentation of non-GAAP operating results, the company will remove these items from its non-GAAP definitions.
Organic Net Sales
Organic net sales are net sales excluding the impact of currency, acquisitions and divestitures. Management believes that excluding these items, which are not part of the ongoing business, improves the comparability of year-to-year results. A reconciliation of net sales as reported to organic net sales follows.

Three Months Ended
	January 28, 2024			January 29, 2023			% Change
(millions)	Net Sales, as Reported	Impact of Currency	Organic Net Sales	Net Sales, as Reported	Impact of Divestiture	Organic Net Sales	Net Sales, as Reported	Organic Net Sales
Meals & Beverages	$1,382	$—	$1,382	$1,408	$—	$1,408	(2)%	(2)%
Snacks	1,074	—	1,074	1,077	(13)	1,064	—%	1%
Total Net Sales	$2,456	$—	$2,456	$2,485	$(13)	$2,472	(1)%	(1)%

Six Months Ended
	January 28, 2024			January 29, 2023			% Change
(millions)	Net Sales, as Reported	Impact of Currency	Organic Net Sales	Net Sales, as Reported	Impact of Divestiture	Organic Net Sales	Net Sales, as Reported	Organic Net Sales
Meals & Beverages	$2,786	$3	$2,789	$2,863	$—	$2,863	(3)%	(3)%
Snacks	2,188	(1)	2,187	2,197	(30)	2,167	—%	1%
Total Net Sales	$4,974	$2	$4,976	$5,060	$(30)	$5,030	(2)%	(1)%

Three Months Ended
	January 28, 2024			January 30, 2022			Two-Year CAGR
(millions)	Net Sales, as Reported	Impact of Currency	Organic Net Sales	Net Sales, as Reported	Impact of Divestiture	Organic Net Sales	Net Sales, as Reported	Organic Net Sales
Meals & Beverages	$1,382	$10	$1,392	$1,275	$—	$1,275	4%	4%
Snacks	1,074	(1)	1,073	934	(13)	921	7%	8%
Total Net Sales	$2,456	$9	$2,465	$2,209	$(13)	$2,196	5%	6%

Six Months Ended
	January 28, 2024			January 30, 2022			Two-Year CAGR
(millions)	Net Sales, as Reported	Impact of Currency	Organic Net Sales	Net Sales, as Reported	Impact of Divestiture	Organic Net Sales	Net Sales, as Reported	Organic Net Sales
Meals & Beverages	$2,786	$20	$2,806	$2,541	$—	$2,541	5%	5%
Snacks	2,188	(2)	2,186	1,904	(32)	1,872	7%	8%
Total Net Sales	$4,974	$18	$4,992	$4,445	$(32)	$4,413	6%	6%

Three Months Ended
	January 29, 2023			January 30, 2022	% Change
(millions)	Net Sales, as Reported	Impact of Currency	Organic Net Sales	Net Sales, as Reported	Net Sales, as Reported	Organic Net Sales
Total Net Sales	$2,485	$8	$2,493	$2,209	12%	13%

Year Ended
	July 30, 2023
(millions)	Net Sales, as Reported	Impact of Divestiture	Organic Net Sales for FY 2024 Guidance
Meals & Beverages	$4,907	$—	$4,907
Snacks	4,450	(51)	4,399
Total Net Sales	$9,357	$(51)	$9,306

Items Impacting Earnings
Adjusted Net earnings are net earnings excluding the impact of restructuring charges and related costs, unrealized mark-to-market gains or losses on outstanding undesignated commodity hedges, accelerated amortization, costs associated with acquisitions, certain litigation expenses, costs related to a cybersecurity incident, actuarial gains or losses on pension and postretirement plans, and gains or losses on divestitures. Management believes that financial information excluding certain items that are not considered to reflect the ongoing operating results, such as those listed below, improves the comparability of year-to-year results. Consequently, management believes that investors may be able to better understand its results excluding these items.
The following items impacted earnings:
(1)The company has implemented several cost savings initiatives in recent years.
In the second quarter of fiscal 2024, the company recorded Restructuring charges of $2 million and implementation costs and other related costs of $29 million in Administrative expenses, $3 million in Cost of products sold, $1 million in Marketing and selling expenses and $1 million in Research and development expenses (aggregate impact of $27 million after tax, or $.09 per share) related to these initiatives. In the second quarter of fiscal 2023, the company recorded Restructuring charges of $9 million and implementation costs and other related costs of $5 million in Administrative expenses (aggregate impact of $10 million after tax, or $.03 per share) related to these initiatives. In the six-month period of fiscal 2024, the company recorded Restructuring charges of $4 million and implementation costs and other related costs of $34 million in Administrative expenses, $6 million in Cost of products sold, $3 million in Marketing and selling expenses and $2 million in Research and development expenses (aggregate impact of $37 million after tax, or $.12 per share) related to these initiatives. In the six-month period of fiscal 2023, the company recorded Restructuring charges of $9 million and implementation costs and other related costs of $8 million in Administrative expenses (aggregate impact of $13 million after tax, or $.04 per share) related to these initiatives. For the year ended July 30, 2023, the company recorded Restructuring charges of $16 million and implementation costs and other related costs of $24 million in Administrative expenses, $18 million in Cost of products sold, $5 million in Marketing and selling expenses and $3 million in Research and development expenses (aggregate impact of $50 million after tax, or $.17 per share) related to these initiatives.
(2)In the second quarter of fiscal 2024, the company recognized gains in Cost of products sold of $7 million ($5 million after tax, or $.02 per share) associated with unrealized mark-to-market adjustments on outstanding undesignated commodity hedges. In the second quarter of fiscal 2023, the company recognized losses in Cost of products sold of $4 million ($3 million after tax, or $.01 per share) associated with unrealized mark-to-market adjustments on outstanding undesignated commodity hedges. In the six-month period of fiscal 2024, the company recognized losses in Cost of products sold of $8 million ($6 million after tax, or $.02 per share) associated with unrealized mark-to-market adjustments on outstanding undesignated commodity hedges. For the year ended July 30, 2023, the company recognized gains in Cost of products sold of $21 million ($16 million after tax, or $.05 per share) associated with unrealized mark-to-market adjustments on outstanding undesignated commodity hedges.
(3)In the second quarter of fiscal 2024, the company recorded accelerated amortization expense in Other expenses / (income) of $7 million ($5 million after tax, or $.02 per share) related to customer relationship intangible assets due to the loss of certain contract manufacturing customers, which began in the fourth quarter of fiscal 2023. In the six-month period of fiscal 2024, the company recorded accelerated amortization expense in Other expenses / (income) of $14 million ($10 million after tax, or $.03 per share) related to customer relationship intangible assets. For the year ended July 30, 2023, the company recorded accelerated amortization expense in Other expenses / (income) of $7 million ($5 million after tax, or $.02 per share) related to customer relationship intangible assets.
(4)In the first quarter of fiscal 2024, the company announced its intent to acquire Sovos Brands, Inc. In the second quarter of fiscal 2024, the company incurred costs in Other expenses / (income) of $10 million ($9 million after tax, or $.03 per share) associated with the pending acquisition. In the six-month period of fiscal 2024, the company incurred costs in Other expenses (income) of $19 million ($17 million after tax, or $.06 per share) associated with the pending acquisition. For the year ended July 30, 2023, the company incurred costs in Other expenses / (income) of $5 million ($4 million after tax, or $.01 per share) associated with the pending acquisition.
(5)In the second quarter of fiscal 2024, the company recorded pre- and after-tax litigation expenses in Administrative expenses of $1 million related to the Plum baby food and snacks business (Plum), which was divested on May 3, 2021. In the six-month period of fiscal 2024, the company recorded pre- and after-tax litigation expenses in Administrative expenses of $3 million ($.01 per share) related to Plum.
(6)In the six-month period of fiscal 2024, the company recorded costs of $2 million in Cost of products sold and $1 million in Administrative expenses (aggregate impact of $2 million after tax, or $.01 per share) related to a cybersecurity incident that was identified in the fourth quarter of fiscal 2023.
(7)In the second quarter of fiscal 2023, the company recognized actuarial gains in Other expenses / (income) of $6 million ($4 million after tax, or $.01 per share). In the six-month period of fiscal 2023, the company recognized actuarial losses in Other expenses / (income) of $9 million ($7 million after tax, or $.02 per share). The actuarial gains and losses related to interim remeasurements of certain U.S. pension plans due to lump sum distributions that exceeded or were expected to exceed service and interest costs resulting in settlement accounting for the plans. For the year ended July 30, 2023, the company recognized actuarial gains on pension and postretirement plans in Other expenses / (income) of $15 million ($11 million after tax, or $.04 per share).
(8)For the year ended July 30, 2023, the company recorded a pre- and after-tax loss in Other expenses / (income) of $13 million ($.04 per share) on the sale of its Emerald nuts business.

The following tables reconcile financial information, presented in accordance with GAAP, to financial information excluding certain items:

	Three Months Ended
	January 28, 2024			January 29, 2023
(millions, except per share amounts)	As reported	Adjustments(a)	Adjusted	As reported	Adjustments(a)	Adjusted	Adjusted Percent Change
Gross profit	$776	$(4)	$772	$759	$4	$763	1%
Gross profit margin	31.6%		31.4%	30.5%		30.7%	70 pts

Marketing and selling expenses	$217	$(1)	$216	$217	$—	$217	—%
Administrative expenses	$189	$(30)	$159	$162	$(5)	$157	1%
Research and development expenses	$25	$(1)	$24	$21	$—	$21
Other expenses / (income)	$26	$(17)	$9	$—	$6	$6
Restructuring charges	$2	$(2)	$—	$9	$(9)	$—

Earnings before interest and taxes	$317	$47	$364	$350	$12	$362	1%
Interest, net	46	—	46	45	—	45	2%
Earnings before taxes	$271	$47	$318	$305	$12	$317
Taxes	68	10	78	73	3	76
Effective income tax rate	25.1%		24.5%	23.9%		24.0%	50 pts
Net earnings attributable to Campbell Soup Company	$203	$37	$240	$232	$9	$241	—%
Diluted net earnings per share attributable to Campbell Soup Company	$.68	$.12	$.80	$.77	$.03	$.80	—%
(a) See following tables for additional information.

	Three Months Ended
	January 28, 2024
(millions, except per share amounts)	Restructuring charges, implementation costs and other related costs (1)	Commodity mark-to-market (2)	Accelerated amortization (3)	Costs associated with pending acquisition (4)	Plum litigation expenses (5)	Adjustments
Gross profit	$3	$(7)	$—	$—	$—	$(4)
Marketing and selling expenses	(1)	—	—	—	—	(1)
Administrative expenses	(29)	—	—	—	(1)	(30)
Research and development expenses	(1)	—	—	—	—	(1)
Other expenses / (income)	—	—	(7)	(10)	—	(17)
Restructuring charges	(2)	—	—	—	—	(2)
Earnings before interest and taxes	$36	$(7)	$7	$10	$1	$47
Interest, net	—	—	—	—	—	—
Earnings before taxes	$36	$(7)	$7	$10	$1	$47
Taxes	9	(2)	2	1	—	10
Net earnings attributable to Campbell Soup Company	$27	$(5)	$5	$9	$1	$37
Diluted net earnings per share attributable to Campbell Soup Company	$.09	$(.02)	$.02	$.03	$—	$.12

	Three Months Ended
	January 29, 2023
(millions, except per share amounts)	Restructuring charges, implementation costs and other related costs (1)	Commodity mark-to-market (2)	Pension and postretirement adjustments (7)	Adjustments
Gross profit	$—	$4	$—	$4
Administrative expenses	(5)	—	—	(5)
Other expenses / (income)	—	—	6	6
Restructuring charges	(9)	—	—	(9)
Earnings before interest and taxes	$14	$4	$(6)	$12
Interest, net	—	—	—	—
Earnings before taxes	$14	$4	$(6)	$12
Taxes	4	1	(2)	3
Net earnings attributable to Campbell Soup Company	$10	$3	$(4)	$9
Diluted net earnings per share attributable to Campbell Soup Company	$.03	$.01	$(.01)	$.03

	Six Months Ended
	January 28, 2024			January 29, 2023
(millions, except per share amounts)	As reported	Adjustments(a)	Adjusted	As reported	Adjustments(a)	Adjusted	Adjusted Percent Change
Gross profit	$1,564	$16	$1,580	$1,593	$—	$1,593	(1)%
Gross profit margin	31.4%		31.8%	31.5%		31.5%	30 pts

Marketing and selling expenses	$439	$(3)	$436	$418	$—	$418	4%
Administrative expenses	$347	$(38)	$309	$320	$(8)	$312	(1)%
Research and development expenses	$49	$(2)	$47	$42	$—	$42
Other expenses / (income)	$50	$(33)	$17	$18	$(9)	$9
Restructuring charges	$4	$(4)	$—	$9	$(9)	$—

Earnings before interest and taxes	$675	$96	$771	$786	$26	$812	(5)%
Interest, net	94	—	94	91	—	91	3%
Earnings before taxes	$581	$96	$677	$695	$26	$721
Taxes	144	21	165	166	6	172
Effective income tax rate	24.8%		24.4%	23.9%		23.9%	50 pts
Net earnings attributable to Campbell Soup Company	$437	$75	$512	$529	$20	$549	(7)%
Diluted net earnings per share attributable to Campbell Soup Company*	$1.46	$.25	$1.71	$1.76	$.07	$1.82	(6)%
(a) See following tables for additional information.
*The sum of individual per share amounts may not add due to rounding.

	Six Months Ended
	January 28, 2024
(millions, except per share amounts)	Restructuring charges, implementation costs and other related costs (1)	Commodity mark-to-market (2)	Accelerated amortization (3)	Costs associated with pending acquisition (4)	Plum litigation expenses (5)	Cybersecurity incident costs (6)	Adjustments
Gross profit	$6	$8	$—	$—	$—	$2	$16
Marketing and selling expenses	(3)	—	—	—	—	—	(3)
Administrative expenses	(34)	—	—	—	(3)	(1)	(38)
Research and development expenses	(2)	—	—	—	—	—	(2)
Other expenses / (income)	—	—	(14)	(19)	—	—	(33)
Restructuring charges	(4)	—	—	—	—	—	(4)
Earnings before interest and taxes	$49	$8	$14	$19	$3	$3	$96
Interest, net	—	—	—	—	—	—	—
Earnings before taxes	$49	$8	$14	$19	$3	$3	$96
Taxes	12	2	4	2	—	1	21
Net earnings attributable to Campbell Soup Company	$37	$6	$10	$17	$3	$2	$75
Diluted net earnings per share attributable to Campbell Soup Company	$.12	$.02	$.03	$.06	$.01	$.01	$.25

	Six Months Ended
	January 29, 2023
(millions, except per share amounts)	Restructuring charges, implementation costs and other related costs (1)	Pension and postretirement adjustments (7)	Adjustments
Administrative expenses	$(8)	$—	$(8)
Other expenses / (income)	—	(9)	(9)
Restructuring charges	(9)	—	(9)
Earnings before interest and taxes	$17	$9	$26
Interest, net	—	—	—
Earnings before taxes	$17	$9	$26
Taxes	4	2	6
Net earnings attributable to Campbell Soup Company	$13	$7	$20
Diluted net earnings per share attributable to Campbell Soup Company*	$.04	$.02	$.07
*The sum of individual per share amounts may not add due to rounding.

(millions, except per share amounts)	Year Ended July 30, 2023
Gross profit, as reported	$2,917
Add: Restructuring charges, implementation costs and other related costs (1)	18
Deduct: Commodity mark-to-market adjustments (2)	(21)
Adjusted Gross profit	$2,914
Adjusted Gross profit margin	31.1%
Earnings before interest and taxes, as reported	$1,312
Add: Restructuring charges, implementation costs and other related costs (1)	66
Deduct: Commodity mark-to-market adjustments (2)	(21)
Add: Accelerated amortization (3)	7
Add: Costs associated with pending acquisition (4)	5
Deduct: Pension and postretirement adjustments (7)	(15)
Add: Divestiture (8)	13
Adjusted Earnings before interest and taxes	$1,367
Interest, net, as reported	$184
Adjusted Earnings before taxes	$1,183
Taxes on earnings, as reported	$270
Add: Tax benefit from restructuring charges, implementation costs and other related costs (1)	16
Deduct: Tax expense from commodity mark-to-market adjustments (2)	(5)
Add: Tax benefit from accelerated amortization (3)	2
Add: Tax benefit from costs associated with pending acquisition (4)	1
Deduct: Tax expense from pension and postretirement adjustments (7)	(4)
Adjusted Taxes on earnings	$280
Adjusted effective income tax rate	23.7%
Net earnings attributable to Campbell Soup Company, as reported	$858
Add: Net adjustment from restructuring charges, implementation costs and other related costs (1)	50
Deduct: Net adjustment from commodity mark-to-market adjustments (2)	(16)
Add: Net adjustment from accelerated amortization (3)	5
Add: Net adjustment from costs associated with pending acquisition (4)	4
Deduct: Net adjustment from pension and postretirement adjustments (7)	(11)
Add: Net adjustment from divestiture (8)	13
Adjusted Net earnings attributable to Campbell Soup Company	$903
Diluted net earnings per share attributable to Campbell Soup Company, as reported	$2.85
Add: Net adjustment from restructuring charges, implementation costs and other related costs (1)	.17
Deduct: Net adjustment from commodity mark-to-market adjustments (2)	(.05)
Add: Net adjustment from accelerated amortization (3)	.02
Add: Net adjustment from costs associated with pending acquisition (4)	.01
Deduct: Net adjustment from pension and postretirement adjustments (7)	(.04)
Add: Net adjustment from divestiture (8)	.04
Adjusted Diluted net earnings per share attributable to Campbell Soup Company	$3.00